Exhibit 10.8

Chris Walton - Employment Agreement

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) executed this 19th day of October 2013 is between Rhino GP LLC (“Employer”) and Christopher I. Walton (“Employee”).

W I T N E S S E T H

WHEREAS Employee is currently employed by the Employer pursuant to an Employment Agreement dated as of April 2, 2012 (the “Prior Agreement”).

WHEREAS Employer desires to continue to employ Employee on the terms hereof, and Employee desires to commence employment with Employer on such terms: and

In consideration of the mutual covenants herein contained, the parties agree as follows:

1.                                      Prior Agreement; Assignment of Prior Agreement; Terms and Duties.  This Agreement amends, restates, and supersedes the Prior Agreement. Commencing on the date hereof, the Employer shall employ the Employee as its President and Chief Executive Officer until December 31,  2016, unless sooner terminated as herein provided or extended by mutual agreement of the parties (the “Employment Term”), or in such other position , or with such other duties, as Employer may designate during the Employment Term.  In this capacity, Employee shall serve as the president and chief executive officer of Rhino Resource Partners LLC (the “Partnership”) subsidiaries in all regions as determined by the Employer and shall report directly to Employer’s Board of Directors.  It is understood and acknowledged that some of subsidiaries, in particular those which may not carry on the business of mining, processing and/or selling coal as their primary business, may have a President and/or CEO other than Employee.  The Employee agrees to devote all of his business time and his best efforts to the business of Employer as may be necessary to perform his duties in accordance with the policies and budgets established from time to time by Employer.  During the Employment Term, the Employee will not have any other employment.  Employee shall be bound by, and agree to comply with, all policies,  procedures, and employment conditions of Employer in effect from time to time applicable to its employees.

2.                                      Compensation.  For Employee’s services hereunder during the Employment Term, Employer shall pay to Employee a salary at the rate of Four Hundred Forty Thousand Dollars ($440,000) per year beginning on the date hereof and continuing through 2014, increasing to Four Hundred Sixty Thousand Dollars ($460,000) for calendar 2015 and Four Hundred Eighty Thousand Dollars ($480,000) for calendar year 2016, payable periodically in accordance with Employer’s usual executive payroll payment procedures.

3.                                      Bonus & Equity Incentive Compensation.  Employee shall be eligible for an annual discretionary bonus of up to 150% of Employee’s base salary.  Such bonus shall commence with a bonus for calendar year 2013 (realizing that employment from Jan through September 2013 was at a different position) and shall be determined and paid within 120 days of the end of each calendar year of the Employment Term.  Employee shall also participate in any equity incentive compensation (e.g. “phantom unit” grants) applicable to Employer’s senior management group in such amounts, and on such terms, as Employer may decide in their sole and absolute discretion.

4.                                      Place of Employment. The Employee’s regular place of employment during the Employment Term shall be at or near the Employer’s offices in Lexington, Fayette County, Kentucky.

5.                                      Automobile.  Employer shall provide Employee with the use of a 4-wheel drive or all-wheel drive vehicle suitable for the intended duties of the Employee.  Employee’s use of such vehicle shall be subject to Employer’s company vehicle policies, as they may be modified, amended and supplemented at any time and from time to time.

6.                                      Travel; Expenses.  The Employee shall engage in such travel as may reasonably be required in connection with the performance of his duties. All reasonable travel and other expenses incurred by the Employee (in accordance with the policies and the budget of the Employer established from time to time) in carrying out his duties hereunder will be reimbursed by the Employer on presentation to it of expense accounts and appropriate documentation in accordance with the customary procedures of the Employer for reimbursement of employee expenses.

7.                                      Confidentiality; Competition.

(a)                                 The Employer possesses and will continue to possess confidential information to which the Employee may gain access.  For the purposes hereof, all non-public information about the business and affairs of the Employer (including, without limitation, business plans, real and personal property leases, financial, engineering and marketing information and information about costs, mining and processing methods, suppliers and customers, including such information created by Employee and confidential information of others obtained by Employer pursuant to confidentiality agreements) constitute “Employer Confidential Information.” Employee acknowledges that he will have access to and knowledge of Employer Confidential Information, and that improper use or disclosure of same by the Employee during or after the Employment Term could cause serious injury to the business of the Employer.  Accordingly, the Employee agrees that he will forever keep secret and inviolate all Employer Confidential Information which comes into his possession, and that he will not use the same for his own private benefit, or directly or indirectly for the benefit of others, and that he will not disclose such Employer Confidential Information to any other person except as necessary in the proper pursuance of his duties.  All of the foregoing shall not prohibit Employee from disclosing Confidential Information if required by law, regulation or other legal process.  In the case of any such compelled disclosure, Employee shall promptly notify Employer of such requirement in order that Employer may seek confidential treatment of the Confidential Information.

(b).                              Non-compete and Non-Solicitation

The Employee agrees that during the Employment Term (and for a period of twelve (12)) months following the termination of this Agreement for any reason with or without cause) the Employee will not, without the prior written consent of the Employer, engage (whether as an officer, director, partner, proprietor, member, shareholder, investor, associate, employee, consultant, adviser, public relations or advertising representative or otherwise), directly or indirectly, in the business of coal mining or coal marketing which the Partnership and its subsidiaries may engage in the following regions: Central Appalachia, Northern Appalachia, Illinois Basin, Western Colorado, Utah and any other region in which the Employer, the Partnership or any of their subsidiaries or affiliates conduct business.  For purposes of the preceding sentence, the Employer shall be deemed to be engaged in any business with any person for whom he shall be an employee, officer, director, owner, employer, consultant, shareholder, member or partner.  During any such periods of non-competition, and for a period of six (6) months thereafter, Employee shall not, without the prior written consent of the Employer, directly or indirectly solicit, interview, or make any decision or recommendation to hire or retain as a consultant or advisor or in other capacity, any current employee of Employer or any of its direct or indirect subsidiaries or affiliates, for himself, or for or to, any other person or entity.  Employee shall notify any subsequent employer of Employee of the foregoing agreement.

(c)                 The terms of this Agreement are intended to limit disclosure and competition by the Employee to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this section 7 is too extensive to be legally enforceable, then the parties hereby agree that the scope and duration (not greater than that provided for herein) of such limitation shall be the maximum scope and duration which shall be legally enforceable and the Employee hereby consents to the enforcement of such limitation as so modified.

(d)                                 The Employee acknowledges that any violation by him of the provisions of this section 7 could cause serious and irreparable harm and damage to the Employer.  He further acknowledges that it might not be possible to measure such damages in money and that Employer’s remedy at law for a breach or threatened breach of the provisions of section 7 would be inadequate. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by him of the provisions of this section 7, the Employer may seek, in addition to any other rights or remedies, including money damages, an injunction or restraining order, restraining the Employee from doing or continuing to do or perform any acts constituting such breach or threatened breach. In the event Employer seeks an injunction or restraining order, Employee and Employer agree that Employer shall not be required to post a bond to obtain the necessary equitable relief.

(e)                                  Cooperation.  Employee agrees that during the employment Term or following a termination of employment for any reason, Employee shall upon reasonable advance notice, assist or cooperate with the Employer with regard to any investigation or litigation related to a matter or project in which Employee was involved during Employee’s employment.  The Employer shall reimburse Employee for all reasonable and necessary expenses related to Employee’s services under this section within ten (10) business days of employee submitting to the Employer appropriate receipts and expense statements.

8.                                      Indemnification.  Subject to the Company’s limited liability company agreement (or the corresponding charter documents of a successor employer as contemplated by Section13 below), Employer shall indemnify and hold harmless Employee from and against any loss, cost, damage, expense, or liability incurred by Employee for any action taken in the scope of Employee’s employment for the Employer or for any action that was previously taken in the scope of Employee’s employment for the Prior Employer or one of its subsidiaries, provided such action (i) is within the scope, duties, and authority of Employee, (ii) is not in willful violation of any law, regulation, or code of conduct adopted by the Employer, and (iii) does not constitute gross negligence or intentional misconduct by Employee, as finally determined by a court of competent jurisdiction.  The obligations of the Employer under this Section 8 shall survive the termination of this Agreement.  If there is any conflict between this Section 8 and the Company’s limited liability company agreement (or the corresponding charter documents of a successor employer as contemplated by Section 13 below), the Company’s limited liability company agreement shall control, provided however, that no revision to the Company’s limited liability company agreement may affect any diminishment to the Company’s indemnification obligations hereunder as they exist on the date hereof.

9.                                      Benefits;

(a) Vacation. The Employer agrees to provide to the Employee the benefits available to all salaried employees generally, as modified from time to time.  Employee shall be entitled to three (3) weeks of vacation per year, plus any additional “personal” or “extra vacation” days off that are awarded to employees pursuant to Employer’s personnel policies, as they may be amended from time to time.  Unused vacation and additional time off may carry over to future years.

(b) Retirement Benefits.  During the employment term, employee shall be provided with the opportunity to participate in the Employer’s qualified 401(k) and non-qualified deferred compensation plan (if any), as they may exist from time to time, in each case, in accordance with the terms of such plans.

(c)  Welfare benefits.  During the employment term, Employee shall be provided with the opportunity to participate in the Employer’s medical plan and other employee welfare benefits on a comparable basis as such benefits are generally provided by the Employer from time to time to the Employer’s other employees, in each case, in accordance with the terms of such plans.

10.                          Employee’s Representation Regarding Prior and Future Employment.  Employee hereby represents to the Employer that he has full lawful right and power to enter into this Agreement and carry out his duties hereunder, and that same will not constitute a breach of or default under any employment, confidentiality, non-competition or other agreement by which he may be bound. Further, Employee hereby represents to the Employer that he is not listed in the Office of Surface Mining’s Applicant Violator System database.  Employee further agrees to provide prompt notice to Employer of Employee’s first subsequent employment after ceasing to be an employee of Employer.

11.                               Termination.  Notwithstanding any other provision of this agreement:

(a)         For Cause by the Employer or voluntary Resignation by Employee Without Good Reason.  If Employee is terminated by Employer for Cause (as defined in Section 12 (a)) or if Employee voluntarily resigns without Good Reason (as defined in Section 12(d)), Employee shall be entitled to receive as soon as reasonably practicable after his date of termination or such earlier time as may be required by applicable statute or regulation: (i) any earned but unpaid Base Salary through the date of termination; (ii) payment in respect of any vacation days accrued but unused through the date of termination; and (iii) reimbursement for all business expenses properly incurred in accordance with Employer’s policy prior to the date of termination and not yet reimbursed by Employer (the aggregate benefits payable pursuant to clauses (i), (ii), and (iii) hereafter referred to as the “Accrued Obligations”); and except as provided in Section 11 (e), Employee shall have no further rights to any compensation(including any Base Salary or bonus, if any) or any other benefits under this agreement.

(b)         Without Cause by the Employer or Voluntary Resignation by Employee for Good Reason.  If Employee is terminated by the Employer other than for Cause, disability (as defined in this Section (d) or death, or if Employee voluntary resigns for Good Reason, Employee shall receive: (1) the Accrued Obligations; and (ii) Base Salary for a period of twelve (12) months from the termination of employment, payable in a lump sum as provided in said sections.  Employee shall have no further rights to any compensation (including any base salary or bonus, if any) or any other benefits under this Agreement.

(c)                                  Death.  Following termination of employment for death, Employee’s estate shall be entitled to receive the Accrued Obligations and any a pro-rated Discretionary Bonus as awarded by the Employer.  Employee estate shall have no further rights to any other compensation or any other benefits under this agreement.

(d)                                 Disability.  Following termination of employment for Disability, Employee shall be entitled to receive the Accrued Obligations Employee estate shall have no further rights to any other compensation or any other benefits under this agreement.

(e)                                  Accrued & Vested Benefits.  Upon any termination of Employee, whether by Employer or Employer, Employer shall be entitled, in addition to any other benefits that may be payable hereunder, to all benefits accrued and vested as of the date of such termination, due to Employee under any employee benefit plan, policy or practice of Employer (such as, for example, accrued health benefits or reimbursements) (collectively, “accrued and Vested Benefits”).

(f)                                   Release Etc.  Notwithstanding any other provision of this agreement to the contrary, Employee acknowledges and agrees that any and all payments to which Executive is entitled under this Section 11 which are described as being subject to this Section are conditioned upon and subject to (i) Employee’s execution of an agreement in such reasonable and customary form as shall be prepared by the Employer reaffirming Employee’s obligations under Section 7 hereof, and (ii) Executive’s execution of, and not having revoked within and applicable revocation period, a general release and waiver, in such reasonable and customary forms shall be prepared by the Employer , of all claims Employee may have against the Employer and its directors, officers, subsidiaries and affiliates, except as to (x) matters covered by provisions of this Agreement that expressly survive the termination of this agreement or are covered by the grant referred to in Section 8 hereof, and (y) Accrued and Vested Benefits to which Employee may be entitled.  Unless such release becomes irrevocable within 55 days of Employee’s termination of employment, Employee shall not be entitled to any severance benefits that are described as being subject to this Section.  If the release has become irrevocable within such 55 day period, the Employer shall pay such severance benefits to Employee on the 60th day following his termination of employment.

12.  Definitions

(a).  Cause.  “Cause” for termination by the Employer of Employee’s employment with the Employer means any of the following:

(i)                                    the failure of the executive to perform substantially his duties (other than any such failure resulting from incapacity due to disability), within ten days after written notice from the Employer;

(ii)                                 Employee’s conviction of, or plea of guilty or no contest to (a) a felony or (b) a misdemeanor involving dishonesty or moral turpitude; or

(iii)                              Employer engaging in any illegal conduct, gross misconduct, or other material breach of this Agreement, which is materially and demonstrably injurious to the business or reputation of the Employer, or

(iv)                             Employee engaging in any act of dishonesty or fraud involving Employer or any subsidiary or affiliate of Employer.

(b) Disability.   “Disability” means the inability of Employee to perform his normal duties as a result of any physical or mental injury or ailment for (i) and consecutive forty five (45) day period or (ii) any ninety (90) days (whether or not consecutive) during any consecutive three hundred sixty five (365) day period.

(c)   Employee “employee” means Chris Walton.

(d) Good Reason “Good Reason” for termination by Employee of Employer’s employment means the occurrence (without Employee’s express written consent) of any one of the following acts by the Employer or failures by the Employer to act.

(i)                                    the assignment to Employee of any duties inconsistent in any material respect with those of the office to which the Employee is assigned pursuant to section 4 hereof (including status, office, title and reporting requirements), or any other diminution in any material respect in such position, authority, duties, or responsibilities unless agreed to by Employee.

(ii)                                 a reduction in base salary;

(iii)                              a reduction in Employee’s welfare benefits plan, qualified retirement plan, or paid time off benefit, other than a reduction as a result of a general change in any such plan; or

(iv)                             any purported termination of Employee’s employment under this Agreement by the Employer other than for Cause, death or Disability.

Prior to Employee’s right to terminate this Agreement, he shall give written notice to the Employer of his intention to terminate his employment on account of Good Reason.  Such notice shall state in detail the particular act or acts of the failure or failures to act that constitute the grounds on which Executive’s good Reason termination is based and such notice shall be given within six (6) months of the occurrence of the act or acts or the failure to act which constitute the grounds for Good Reason.  The Employer shall have thirty (30) days upon receipt of this notice in which to cure such conduct, to the extent such cure is possible and reasonable.

However, in the event of a termination by Employer of the employment of the Employee other than “For Cause”, the Employer shall (i) pay to the Employee a severance payment equal to one (1) year of Employee’s base salary then in effect, plus (ii) continue Employee’s family health insurance coverage under Employer’s group plan, at the same premium cost to Employee as was in effect on the date of termination, until the earlier of (x) one (1) year following such termination other than “For Cause,” or (y) the date Employee is covered under a health insurance policy through a subsequent employer.

13.                               Successors.  The rights, benefits, duties and obligations under this Agreement shall inure to and be binding upon the Employer, its successors and assigns and upon the Employee and his legal representatives, legatees and heirs. It is specifically understood, however, that this Agreement may not be transferred or assigned by the Employee. The Employer may assign any of its rights and obligations hereunder to any subsidiary or affiliate of the Employer, or to a successor or survivor resulting from a merger, consolidation, sale of assets or stock or other corporate reorganization, on condition that the assignee shall assume all of the Employer’s obligations hereunder and it is agreed that such successor or surviving corporation shall continue to be obligated to perform the provisions of this Agreement.  While complying with this section; the Employee shall have the right to terminate this Agreement for “Good Reason” if the Employer’s assets or membership units are sold to an entity that is not a subsidiary or an affiliate of the Employer, Wexford Capital LP or any investment fund managed by them. This sale would include a merger, consolidation, sale of assets or membership units or other corporate reorganization.  This sale would not include a change of ownership as a result of a public offering.

14.                               Waiver of Breach.  The failure of either party to insist upon the strict performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions, and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of the Employer shall be effective for any purposes whatsoever unless such waiver is in writing by Employer.

15.                               Amendments.  No amendment or variation of the terms and conditions of this Agreement or a waiver of any right or a breach hereunder shall be made unless the terms of such amendment are in writing and-duly executed by Employee and Employer and such amendment specifically states it is the intent to amend this Agreement.

16.                               Entire Agreement; Survival.  This Agreement constitutes the complete and entire agreement governing the terms and conditions of the employment relationship between the parties and supersedes any and all prior agreements or understandings. Both Employee and Employer acknowledge and agree that there are no oral or written understandings concerning the Employee’s employment by Employer outside of this Agreement.  The terms of this Agreement shall survive the termination or expiration of this Agreement and the conclusion of the Employment Term.

17.                               Governing Law.  This Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Kentucky, including matters of law relating to the choice of law.  Employee hereby consents to the jurisdiction of the courts of the Commonwealth of Kentucky, including the Fayette County, Kentucky Circuit Court and hereby waives any objection to venue of any action brought in said court.

18.                               Counterparts.  This Agreement, as executed separately by the individual parties, shall be deemed to be an original, but all of which together shall constitute one document.

19.                               Confidential Terms.  Employee agrees to maintain as confidential the terms and conditions of this Agreement, provided however Employee may disclose the terms of this agreement to his legal counsel, and accountant or tax preparer, or as may be otherwise required by law

20                                                                                  JURY TRIAL WAIVER.  EMPLOYEE HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH REGARD TO ANY ACTION

ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EMPLOYMENT OF THE EMPLOYEE BY THE EMPLOYER.

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SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

EMPLOYER:

     RHINO GP LLC

By:	/s/ David G. Zatezalo

David G. Zatezalo, CEO

EMPLOYEE:

/s/ Christopher I Walton

Christopher I. Walton

SIGNATURE PAGE TO CHRISTOPHER I. WALTON EMPLOYMENT AGREEMENT